Exhibit 10.7
Sanders Morris Harris
527 Madison Avenue, 14th Floor
New York, NY 10022
Telephone: (212) 317-2700
Fax: (212) 317-2710
January 18, 2007

Mr. Randy Bayne
Chief Executive Officer
Remote Knowledge, Inc.
3657 Briarpark Drive, Suite 100
Houston, TX 77042
Dear Mr. Bayne:
This letter (the “Agreement”) will confirm the engagement of Sanders Morris Harris Inc., a Texas corporation (“SMH”) by Remote Knowledge, Inc., a Delaware corporation (the “Company”), as financial adviser in connection with the Company’s proposed private issuance of approximately $10 million in convertible debt securities or any other form of equity-linked securities (“Securities”) to accredited investors (the “Offering”).
SMH will assist the Company in making introductions to potential investors, negotiating the terms of any contemplated investment in the Company, and consummating the Offering, including, but not limited to: (1) familiarizing itself to the extent it deems appropriate and feasible with the business operations, properties, financial condition, and prospects of the Company, (2) screening and contacting prospective investors, (3) assisting in negotiations with prospective investors, (4) assisting the Company in preparing Offering Materials (as hereinafter defined) for distribution by SMH to potential investors selected by SMH and the Company, and (5) advising and assisting the Company in structuring and pricing the Offering.
The Offering will be conducted pursuant to the terms and conditions of a customary placement agent agreement acceptable to SMH, the Company, and their respective counsel. The Company shall retain control of the Offering and shall have the right to determine (1) whether to close the sale of the Securities to a specific investor, (2) whether to close or terminate the Offering, and (3) the content of the Offering Materials. It is understood by both parties that SMH intends to solicit interests from a limited number of potential investors and on a “best-efforts” only basis. SMH will, in their sole discretion, determine the reasonableness of its efforts and is under no obligation to perform at any level other than what it deems reasonable.
In return for SMH’s services in the placement of Securities, the Company will pay SMH the following fees:
(1) a retainer fee equal to $25,000 payable upon execution of this Agreement, which shall be credited against any future financing fee as outlined subsequently;
(2) a fee equal to 7.0% of the gross proceeds (excluding investments by the entities identified on Exhibit A attached hereto), consisting of a 3.0% advisory fee and 4.0% placement agent fee, of any Securities (excluding those Warrant Securities set forth in (3) below); and
(3) a cash fee equal to 7.0% of the exercise price of all Securities constituting warrants, options or other rights to purchase Securities (the “Warrant Securities”), (excluding investments by the entities identified on Exhibit A attached hereto) which amount is deemed earned upon the closing of the offering and only payable to SMH upon the cash exercise of any of the Warrant Securities (whether during the term of this agreement or thereafter).

Remote Knowledge, Inc.
January 18, 2007

In addition, SMH will be entitled to receive at closing of the Offering a warrant (the “Warrant”) to purchase the number of additional equivalent Securities equal to 7.0% of the number or amount of equity Securities or Securities convertible into equity Securities issued in the Offering (excluding investments by the entities identified on Exhibit A attached hereto), at a price equal to the price paid by investors in the Offering. The Warrant shall be exercisable for five years from the closing date, shall include standard anti-dilution provisions for stock splits, stock dividends, and recapitalizations, a cashless exercise provision, and, provided that the Company has registered a class of securities under the Securities Act or the Securities Exchange Act of 1934, shall provide one demand registration right and one subsequent piggyback registration right on all registration statements, except for those filed under forms S-4 or S-8, filed by the Company under the Securities Act unless the securities issuable upon exercise of the Warrants would be freely tradeable under Rule 144(k) upon issuance.
In addition to the foregoing, the Company will, upon request, reimburse SMH of its reasonable out-of-pocket expenses incurred in connection with the Offering (whether or not a closing occurs), including due diligence expenses, and professional fees and disbursements. In addition, the Company agrees to provide the necessary information for SMH to perform background checks on the Company’s senior management, of which such expenses shall be included as professional fees and reimbursed accordingly.
The term of this Agreement shall begin on the date hereof and shall terminate six months thereafter. SMH reserves the right to terminate this engagement on 7 days notice.
The Company will furnish SMH such information concerning the Company as SMH reasonable determines to be appropriate with respect to the Offering (“Information”). The Company shall afford SMH and its counsel and representatives full and complete access to its books and records and will use commercially reasonable effort to afford SMH with full and complete cooperation of management to gather the Information. The Company recognizes and confirms that SMH, (i) will use and rely on the Information in performing the services contemplated by this Agreement, without independently verifying the accuracy and completeness of the same, (ii) does not assume responsibility for the accuracy or completeness of the Information, and (iii) will not make an appraisal of any assets or liability of the Company.
The Company hereby represents to SMH that all solicitation materials prepared by the Company and used in connection with the Offering (the “Offering Materials”) will not, as of the date of any offer or sale in connection with the Offering, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. If at any time any event occurs as a result of which the Offering Materials as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made when such Offering Materials are delivered to a prospective purchaser pursuant hereto, not misleading, the Company will promptly notify SMH to suspend solicitation of prospective purchasers in connection with the Offering; and if the Company decides to amend or supplement the Offering Materials, it will promptly advise SMH by telephone (with confirmation in writing) and will promptly prepare an amendment or supplement that will correct such statement or omission.
SMH will not violate, or cause the Company to violate, any applicable securities laws in connection with the Offering.
In connection with this engagement, it is contemplated that SMH will receive from the Company certain information the Company considers confidential. The parties have previously entered into a Confidentiality Agreement that shall remain in full force and effect. SMH shall use this confidential information solely for the purpose of providing services to the Company and will not disclose to any party (other than SMH’s officers, directors, employees, affiliates, and counsel who have a need to know such information, herein “Representatives”) any such confidential information, except with the prior written approval of the Company; provided, however, that

Remote Knowledge, Inc.
January 18, 2007

the foregoing restrictions shall not apply to any information that: (i) is included in the Offering Materials and disclosed pursuant to the distribution of the Offering Materials as permitted by the Company, (ii) the Company consents to having disclosed in connection with the Offering, (iii) is publicly available when provided or thereafter becomes publicly available other than through disclosure by SMH or its Representatives, or (iv) is required to be disclosed by SMH by judicial or administrative process in connection with any action, suit, proceeding, or investigation; and provided, further, however, that SMH shall give the Company notice of any such requirement immediately upon the becoming aware of same and shall not disclose such information except only to the extent required after the maximum time permitted. Information shall be deemed “publicly available” if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by SMH from any source other than the Company or its representatives, provided that such source was not to SMH’s actual knowledge subject to a confidentiality agreement with the Company. SMH will take reasonable steps to assure that the Offering Materials are not distributed to any persons not permitted to receive them pursuant to the terms hereof.
The Company hereby represents and warrants to SMH, that the Company, directly or indirectly through any broker, dealer, or agent other than SMH, has not taken and will not take any action which would subject the Offering to the provisions of Section 5 of the Securities Act. It is understood that this Agreement is made with the view of keeping the Offering within the exemption provided by Section 4(2) under the Securities Act. The Company will arrange for the qualification of the Securities under the laws of such jurisdictions as SMH and the Company jointly determine and will continue such qualifications in effect so long as required for completion of the Offering.
If the Offering is successfully completed, the Company agrees that SMH will have, for a period of one year from the date of closing of the Offering, the right of first refusal to assist the Company on (1) all additional Securities financings, either in the form of a public offering or a private placement, on terms that are customary for such financings; (2) any future sale or merger of the Company or any significant portion of its assets; and/or (3) the sale, trade, or liquidation of existing warrants. SMH’s right of first refusal shall expire 10 days after SMH is notified by the Company in writing of plans for a financing or sale, unless SMH notifies the Company in writing of its intent to exercise its right of first refusal.
The Company acknowledges that SMH will be acting on behalf of the Company and will require indemnification by the Company. The Company further acknowledges that SMH’s indemnification provisions attached hereto as Exhibit B are incorporated by reference herein or are made a part hereof for all purposes as though set forth entirely herein.
The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause SMH to be partners, agents or fiduciaries of, or joint venturers with, the Company or with each other.
The Company and SMH acknowledge and agree that there are no brokers, representatives, or other persons that have an interest in the compensation due to SMH from any transaction contemplated herein.
The Company agrees that, following the closing of the Offering, SMH shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that SMH will submit a copy of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed.
This Agreement may not be amended or modified except in writing and shall be governed by, and construed in accordance with the laws of the State of Texas.

Remote Knowledge, Inc.
January 18, 2007

If this Agreement reflects our mutual understanding, please execute two copies in the space indicated below and return one to us.
Very truly yours,
SANDERS MORRIS HARRIS INC.

By:	/s/ William W. Sprague
William W. Sprague, Managing Director
Accepted and agreed to as of January 18, 2007:
Remote Knowledge, Inc.

By:	/s/ Randy Bayne
Name: Mr. Randy Bayne
Title: President and CEO

Exhibit A
Potential Investors or Buyers:
The Granader Family
Yasmine Patterson
Rowayda Beshr
The Freidkin Family Office
Steve Jenkins
Fielding Cocke
Monoque Baliban
Dr Gene Morris
Robert Duncan
Ralph Lord
Lewie Ventures ( Hedi McAlister)

Exhibit B
Indemnification
Remote Knowledge, Inc., a Delaware corporation (the “Company”) and its subsidiaries, agrees to indemnify and hold harmless Sanders Morris Harris Inc., a Texas corporation (“SMH”), together with its affiliates, directors, officers, agents, and employees (SMH and each such entity or person, an “Indemnified Person”), from and against any and all losses, claims, damages, judgments, and liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing for, or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Person is a party, as and when incurred, directly or indirectly caused by, relating to, based upon, or arising out of SMH’s performance of its engagement by the Company under the letter agreement dated as of January 17, 2006, as it may be amended from time to time (the “Agreement”), or otherwise arising out of or in connection with advice or services provided or to be provided by Indemnified Persons pursuant to the Agreement, the transactions contemplated thereby, or any Indemnified Person’s actions or inactions in connection with any such advice, services, or transactions, including any indemnified person’s sole or contributory negligence, if such activities were performed (i) in good faith and (ii) in such manner reasonably believed by such Indemnified Person to be within the scope of the authority conferred by the Agreement or by law and to be on behalf of the Company or in furtherance of the performance of SMH’s services under the Agreement; provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability, or cost incurred by any Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct or bad faith of such Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the any advice or services provided by any Indemnified Persons in connection with the Agreement, the transactions contemplated by the Agreement, or any Indemnified Persons’ actions or inactions in connection with any such advice, services, or transactions except for any such liability for losses, claims, damages, liabilities, or costs found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Person’s gross negligence or willful misconduct or bad faith in connection with such advice, actions, inactions, or services.
These Indemnification Provisions shall be in addition to any liability that the Company may otherwise have to any Indemnified Person and shall extend to the following: SMH, its affiliated entities, directors, officers, employees, agents, legal counsel and controlling persons of SMH within the meaning of the federal securities laws, and the respective successors, assigns, heirs, beneficiaries, and legal representatives of each of the foregoing indemnified persons or entities. All references to SMH or Indemnified Persons in these Indemnification Provisions shall be understood to include any and all of the foregoing indemnified persons or entities.
If any action, proceeding, or investigation is commenced, as to which an Indemnified Person proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Person to notify the Company will not relieve the Company from its obligations hereunder except if and only to the extent that the Company’s defense of such action, proceeding or investigation is actually prejudiced by the Indemnified Person’s failure so to notify the Company. SMH will have the right to retain counsel of its own choice to represent it; however, such firm shall be acceptable to the Company, which acceptance shall not be unreasonably withheld, and unless the Company assumes SMH’s defense as provided below, the Company will pay the reasonable fees and expenses of such counsel, and such counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by it. The Company will be entitled to participate at its own expense in the defense, or if it so elects, to assume and control the defense of any action, proceeding, or investigation, but, if the Company elects to assume the defense, such defense shall be conducted by counsel reasonably acceptable to SMH. Any Indemnified Person may retain additional counsel of its own choice to represent it but shall bear the fees and expenses of such counsel unless the Company shall have specifically authorized the retaining of such counsel. The Company will not be liable for any settlement of any claim against an Indemnified Person made without its written consent.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and any Indemnified Person, on the other hand, shall contribute to the losses, claims, damages, liabilities, or costs to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and SMH, on the other hand, and also the relative fault of the Company, on the one hand, and SMH, on the other hand, in connection with the statements, acts or omissions that resulted in such losses, claims, damages, liabilities, or costs, and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such misrepresentation. Notwithstanding the foregoing, SMH shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by SMH pursuant to the Agreement.
Neither termination nor completion of the engagement of SMH or any Indemnified Person under the Agreement shall affect the provisions of these Indemnification Provisions, which shall then remain operative and in full force and effect.
If any provision contained in this Exhibit B is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the provisions contained in this Exhibit B shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. These Indemnification Provisions may not be amended or modified in any way, except by subsequent agreement executed in writing.